EXHIBIT 99.1

ENGlobal Awarded Alliance Agreement

Multi-Year Blanket Agreement for EPCm Services

HOUSTON, March 14, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and related project services, announced today that it has been awarded a three-year alliance contract to provide multidisciplinary engineering, procurement, and construction management (EPCm) services for a global manufacturer of petrochemicals, specialty chemicals, and plastics. The preferred provider alliance is worth up to $15.0 million in services revenue over the life of the contract.

Under the terms of the agreement, ENGlobal's scope consists of small capital and expense projects or assignments that typically have less than a $1.0 million total installed cost (TIC) and are provided on a time and materials basis. Services provided under the new alliance, which begins immediately, will primarily consist of engineering analysis, drawings, specifications, procurement for construction, and operation and maintenance projects. The Company expects to provide multidisciplinary engineering support, including mechanical, process, civil, structural, electrical, instrumentation, and controls.

The alliance will also include a special focus on the development and implementation of proven processes that drive operational efficiencies in several of the client's chemical locations. ENGlobal and its client will build on the existing utilities and infrastructure to meet current and future demands within the client's downstream operations.

Edward L. Pagano, Chief Executive Officer of ENGlobal, said: "This multi-year alliance is an important win for us and we're delighted to have been appointed by our client following a competitive bid process. The chemical processing industry has undergone a challenging time and we're pleased to have been chosen by this client to provide in-plant personnel for all of its Texas facilities just as industry conditions begin to improve."

Mr. Pagano continued: "One of ENGlobal's many strengths is that we are seen as an integral partner to help our clients achieve efficient, compliant and cost-effective solutions. We consistently leverage our capabilities and expertise by working closely with customers to provide personnel and resources that allow us to complete our clients' projects successfully."

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of the alliance agreement discussed in this press release and our receipt of prompt payment for the services we render to our alliance partner; (2)  our ability to increase or replace our line of credit; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (4) our ability to achieve our business strategy while effectively managing costs and expenses; (5) our ability to collect accounts receivable in a timely manner; (6) our ability win new projects that we can perform on a profitable basis; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the profitability of our other alliance agreements; (9) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (10) the effect of changes in the price of oil; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com